Exhibit 99.1

For Immediate Release

CONTACT: Thomas J. Bellgraph, Vice President/CFO
Hastings Manufacturing Co. - (616) 945-2491
or
Brian Edwards, Ben Buursma (mail@lambert-edwards.com)
Lambert, Edwards & Associates - (616) 233-0500

Hastings Reports 2002 Second-Quarter, Six-Month Results

New marketing and distribution alliances contribute to improved earnings in first half of 2002

HASTINGS, Mich., July 30, 2002-Hastings Manufacturing Co. (AMEX: HMF) today announced results for the second quarter and first six months of 2002, reporting continued progress with its efforts to improve operations, expand distribution and increase market share in the automotive engine components industry.

The Hastings, Mich.-based piston ring manufacturer and engine-products specialist reported net income of $400,052, or $0.53 per diluted share, on net sales of $9.9 million in the second quarter ended June 30, 2002, compared with net income of $450,111, or $0.60 per diluted share, on net sales of $9.9 million in the second quarter of 2001.

For the first six months of 2002, Hastings reported net income of $695,695, or $0.93 per diluted share, on net sales of $19.2 million, compared with net income of $517,732, or $0.69 per diluted share, on net sales of $18.6 million for the same period last year.

"I am pleased with our progress in the first half of 2002," Hastings Chairman and CEO Mark Johnson said. "We have been able to improve our operating and financial performance despite softness in the domestic aftermarket. In fact, we have outpaced many of our peers in the replacement-parts industry by maximizing our manufacturing, sales and marketing excellence."

Hastings said increased revenue from its new alliances to sell pistons, gaskets, and other internal-engine parts helped offset slightly lower sales of its flagship piston ring products in the 2002 second quarter. Commissions from the marketing-and-distribution alliances tripled to $436,000 versus the year-ago second quarter, reflecting the addition of the ACL® engine component line earlier this year and the continued integration of the Zollner™ piston product line, which was added in early 2001. Hastings said increased sales of piston rings in the export and original equipment markets partially offset lower aftermarket sales versus last year's unusually strong second quarter. Last year's second quarter included a large order to a major customer as part of that national chain's efforts to expand its product offerings.

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HASTINGS/page 2

Hastings reported that gross profit improved slightly in the second quarter of 2002, compared to the same period last year. For the six-month period, Hastings said gross profit margin improved from 30.6 percent to 32.1 percent of sales, reflecting higher sales levels and a change in the mix of products sold. The Company said higher insurance costs, increased professional fees and greater investment in product marketing contributed to a seven percent rise in operating expenses during the first half of 2002. Interest expense decreased 41 percent in the six-month period, reflecting the Company's efforts to reduce debt and manage working capital more effectively.

"While we are encouraged by our progress, we are by no means satisfied," Mark Johnson said. "We have sharpened our focus on product quality and operational efficiency through the implementation of lean manufacturing principles. We continue to accelerate our partnerships to market and distribute engine products in order to build our value among professional engine rebuilders, parts warehouses and specialty retailers. Additionally, we continue to expand global distribution of our piston rings through agreements such as our recently announced pact with Intraco Corp."

In June, Hastings announced it signed an agreement with Troy, Mich.-based Intraco to market Hastings® piston rings and related products in Central America, South America and the Middle East. Intraco is a 31-year old export firm that supplies the aftermarket with "performance-proven products" manufactured by industry leaders such as ASC Industries, Delphi, Visteon, Hastings and others.

"We have made great strides as a company over the last year," Hastings' President Andrew Johnson said. "Our strategy of positioning Hastings as a high-quality engine parts provider has provided a strong platform for growth, especially as the automotive industry begins to recover. We will continue to leverage our opportunities to win market share for our products as well as those of our alliance partners. At the same time, we will sharpen our focus on improving our operational performance in order to maximize financial results."

Hastings Manufacturing Co. serves the automotive parts market with a complete line of internal engine components including piston rings sold under the HASTINGS® brand name; pistons sold under the Zollner® brand; and gaskets, import pistons, engine bearings and a variety of other engine components sold under the ACL® brand. Hastings also markets engine additives sold under the CASITE™ brand through The Casite Company, a joint venture that markets both directly and through independent representatives. Canadian distribution of all products is handled through a wholly owned subsidiary, Hastings, Inc. located in Barrie, Ontario. During 1999, Hastings began to distribute and administer products for other U.S.-based suppliers in the Canadian market. These products complement the current piston ring offerings as to both distribution channels and customer base.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities laws. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company's operations, markets, products, services and prices.

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Hastings Manufacturing Co.
Consolidated Statements of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2002	2001	2002	2001

Net Sales	$9,891,351	$9,912,120	$19,223,180	$18,567,017
Cost of Sales	6,680,920	6,722,492	13,060,221	12,889,347
Gross Profit	3,210,431	3,189,628	6,162,959	5,677,670

Operating Expenses:
Advertising	51,138	44,551	109,327	105,034
Selling	754,944	814,977	1,511,228	1,603,867
General & Administrative	1,660,826	1,365,242	3,184,227	2,778,472
Total Operating Expenses	2,466,908	2,224,770	4,804,782	4,487,373

Operating Income	743,523	964,858	1,358,177	1,190,297

Other Expenses (Income):
Interest expense	95,443	182,147	208,769	352,645
Other, net	(13,972)	2,600	(10,287)	(56,080)
Total Other Expenses	81,471	184,747	198,482	296,565

Income Before Taxes	662,052	780,111	1,159,695	893,732

Income Tax Expense	262,000	330,000	464,000	376,000
Net Income	$400,052	$450,111	$695,695	$517,732

Earnings Per Share of Common Stock:
Basic	$0.54	$0.60	$0.93	$0.69
Diluted	0.53	0.60	0.93	0.69

Average Shares Outstanding:
Basic	745,046	745,046	745,046	745,046
Diluted	751,828	745,046	749,989	745,046

Dividends Per Share of Common Stock	-	-	-	-